                                                                  EXHIBIT (a)(1)

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
            (INCLUDING THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS)

                                       OF

                        DAWSON PRODUCTION SERVICES, INC.

                                       BY

                           MIDLAND ACQUISITION CORP.

                           A WHOLLY OWNED SUBSIDIARY

                                       OF

                             KEY ENERGY GROUP, INC.

                                       AT

                              $17.50 NET PER SHARE
  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
                                     TIME,
          ON MONDAY, SEPTEMBER 14, 1998, UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER (THE "MERGER AGREEMENT") DATED AS OF AUGUST 11, 1998 BY AND AMONG KEY ENERGY GROUP, INC. ("PARENT"), MIDLAND ACQUISITION CORP. (THE "PURCHASER") AND DAWSON PRODUCTION SERVICES, INC. (THE "COMPANY"). THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER (AS DEFINED HEREIN), AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S SHAREHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES (AS DEFINED HEREIN).

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED HEREIN) A NUMBER OF SHARES WHICH, WHEN ADDED TO THE NUMBER OF SHARES BENEFICIALLY OWNED BY PARENT OR THE PURCHASER, CONSTITUTES A MAJORITY OF THE TOTAL NUMBER OF SHARES OF THE COMPANY OUTSTANDING ON A FULLY DILUTED BASIS AT THE TIME SHARES ARE ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER AND (2) THE PURCHASER HAVING RECEIVED FUNDS, PURSUANT TO AN EXISTING FINANCING COMMITMENT, IN AN AMOUNT SUFFICIENT TO ENABLE THE PURCHASER TO PURCHASE ALL SHARES OUTSTANDING PURSUANT TO THE OFFER AND THE MERGER AND HAVING OBTAINED A DEFINITIVE FINANCING COMMITMENT FOR CERTAIN BRIDGE FINANCING TO REFINANCE CERTAIN INDEBTEDNESS OF THE COMPANY. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE
SECTION 14.
                               ------------------
                                   IMPORTANT

     Any shareholder desiring to tender all or any portion of such shareholder's Shares should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it, together with the certificate(s) representing tendered Shares (the "Share Certificates") and any other required documents to the Depositary (as defined herein) or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 or (ii) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the tender for such shareholder. A shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such Shares.

     A shareholder who desires to tender Shares and whose Share Certificates are not immediately available, or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth herein.

     Questions and requests for assistance, or for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials, may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Holders of Shares may also contact brokers, dealers, commercial banks and trust companies for assistance concerning the Offer.
                               ------------------
                      The Dealer Manager for the Offer is:

                            BEAR, STEARNS & CO. INC.

August 17, 1998

                               TABLE OF CONTENTS

                                                                   PAGE
                                                                   ----
Introduction.....................................................     1
The Tender Offer.................................................     3
1.   Terms of the Offer..........................................     3
2.   Acceptance for Payment and Payment for Shares...............     5
3.   Procedures for Tendering Shares.............................     6
4.   Withdrawal Rights...........................................     9
5.   Certain U.S. Federal Income Tax Consequences................     9
6.   Price Range of Shares; Dividends............................    10
7.   Certain Information Concerning the Company..................    10
8.   Certain Information Concerning the Purchaser and Parent.....    13
9.   Source and Amount of Funds..................................    15
10.  Background of the Offer; Contacts with the Company; the
       Merger Agreement and the Confidentiality Agreement........    16
11.  Purpose of the Offer and the Merger; Plans for the
       Company...................................................    28
12.  Dividends and Distributions.................................    29
13.  Effect of the Offer on the Market for the Shares; NYSE
       Listing and Exchange Act Registration.....................    29
14.  Certain Conditions of the Offer.............................    30
15.  Certain Legal Matters; Regulatory Approvals.................    32
16.  Fees and Expenses...........................................    33
17.  Miscellaneous...............................................    34
     Schedule I -- Information Concerning the Directors and
       Executive Officers of Parent and the Purchaser............   I-1
     Schedule II -- Transactions in Shares During the Past 60
       Days by Parent and the Purchaser..........................  II-1

To the Holders of Shares of Common Stock of Dawson Production Services, Inc.:

                                  INTRODUCTION

     Midland Acquisition Corp., a New Jersey corporation (the "Purchaser") and a wholly owned subsidiary of Key Energy Group, Inc., a Maryland corporation ("Parent"), hereby offers to purchase all outstanding shares of common stock, par value $.01 per share (the "Common Stock"), of Dawson Production Services, Inc., a Texas corporation (the "Company"), including the associated common stock purchase rights (the "Rights" and, together with the Common Stock, the "Shares") issued pursuant to the Rights Agreement, dated as of September 11, 1997, as amended (the "Rights Agreement"), between the Company and Harris Trust Company of New York, as Rights Agent, at a price of $17.50 per Share net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

     Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares pursuant to the Offer. However, any tendering shareholder or other payee who fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal may be subject to a required backup federal income tax withholding of 31% of the gross proceeds payable to such shareholder or other payee pursuant to the Offer. See Section 3. The Purchaser will pay all charges and expenses of Bear, Stearns & Co. Inc., as Dealer Manager (in such capacity, the "Dealer Manager"), The Bank of New York, as Depositary (the "Depositary"), and Innisfree M&A Incorporated, as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED HEREIN) A NUMBER OF SHARES WHICH, WHEN ADDED TO THE NUMBER OF SHARES BENEFICIALLY OWNED BY PARENT OR THE PURCHASER, CONSTITUTES A MAJORITY OF THE TOTAL NUMBER OF SHARES OUTSTANDING ON A FULLY DILUTED BASIS AT THE TIME SHARES ARE ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER (THE "MINIMUM CONDITION") AND (2) THE PURCHASER HAVING RECEIVED FUNDS, PURSUANT TO AN EXISTING FINANCING COMMITMENT, IN AN AMOUNT SUFFICIENT TO ENABLE THE PURCHASER TO PURCHASE ALL SHARES OUTSTANDING PURSUANT TO THE OFFER AND THE MERGER (AS DEFINED HEREIN), AND HAVING OBTAINED A DEFINITIVE FINANCING COMMITMENT FOR CERTAIN BRIDGE FINANCING TO REFINANCE CERTAIN INDEBTEDNESS OF THE COMPANY (THE "FINANCING CONDITION").

     The Minimum Condition. The Minimum Condition requires that the number of Shares tendered and not withdrawn before the Expiration Date, together with the Shares beneficially owned by Parent or the Purchaser as of such time, represent at least a majority of the Shares outstanding on a fully diluted basis at the time Shares are accepted for payment pursuant to the Offer. The Purchaser and Parent beneficially own 820,800 Shares, all of which were acquired in open market purchases. For purposes of the Offer, "fully diluted basis" assumes that all outstanding stock options have been exercised.

     The Company has represented and warranted to Parent and the Purchaser in the Merger Agreement (as defined below) that, as of August 11, 1998, 11,202,965 Shares were issued and outstanding and 812,766 Shares were issuable pursuant to options granted under the Company's stock option plan or otherwise granted to non-employee directors of the Company. The Merger Agreement provides, among other things, that the Company will not, without the prior written consent of Parent, issue any additional Shares (except upon the exercise of options outstanding on the date thereof) or options, warrants or rights exercisable for, or convertible securities convertible into, additional Shares.

     Based on the foregoing and assuming no additional Shares (or options, warrants or rights exercisable for, or convertible securities convertible into, Shares) have been issued since August 11, 1998 (other than Shares issued pursuant to the exercise of the stock options referred to above), there would be 12,015,731 Shares outstanding on a fully diluted basis and if 5,187,066 Shares were validly tendered and not withdrawn prior to the Expiration Date pursuant to the terms of the Offer, the Minimum Condition would be satisfied.

     The Financing Condition. The Financing Condition requires that the Purchaser shall have received funds under the Commitment Letter (as defined below) to enable the Purchaser to purchase all Shares outstanding pursuant to the Offer and the Merger and shall have obtained a definitive financing commitment on terms substantially similar to those contained in either of the Proposed Bridge Arrangements (as defined below) to refinance certain indebtedness of the Company. The Purchaser estimates that the total amount of funds required to acquire all Shares outstanding on a fully diluted basis, to refinance certain existing indebtedness of Parent and the Company (excluding the Senior Notes (as defined herein)) and to pay all fees and expenses related thereto will be approximately $414 million. Parent has received a commitment (the "Commitment Letter") for up to $550 million of senior financing from PNC Capital Markets, Inc. ("PNC Capital") and PNC Bank, National Association ("PNC Bank" and, together with PNC Capital, "PNC") subject to satisfaction of the conditions set forth therein to pay for all Shares acquired in the Offer and the Merger, to refinance certain existing debt of Parent and the Company and to pay related fees and expenses. At the time it entered into the Merger Agreement (as defined below), Parent had received proposed arrangements from Bear, Stearns & Co. Inc. ("Bear Stearns") and Lehman Brothers Inc. and Lehman Commercial Paper Inc. (together, "Lehman") with respect to bridge financing (each a "Proposed Bridge Arrangement" and together the "Proposed Bridge Arrangements") in the event holders of the Company's 9 3/8% Senior Notes due 2007 (the "Senior Notes") exercise redemption rights upon the change of control of the Company. The Proposed Bridge Arrangements generally contemplated that senior subordinated financing would be available to Parent in an amount sufficient, together with the financing contemplated by the Commitment Letter, to fund any required repurchases of Senior Notes. Parent is engaged in discussions with Lehman with the goal of obtaining a definitive commitment for the financing contemplated by the Proposed Bridge Arrangement with Lehman. See Section 9. Under the terms of the Merger Agreement, Parent and the Purchaser have agreed to use their best efforts to obtain, pursuant to the Commitment Letter and on terms substantially similar to those contained in either of the Proposed Bridge Arrangements, funding for the Offer and the Merger, for the payment of all fees and expenses related thereto and, if necessary, for the refinancing of certain indebtedness of the Company. Parent and the Purchaser have also agreed to use their best efforts to maintain the ability to accept proposed bridge arrangements on terms substantially similar to those contained in either of the Proposed Bridge Arrangements and the Company has agreed to cooperate with Parent and the Purchaser with respect to consummating such financing. See Sections 9 and 10.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of August 11, 1998 (the "Merger Agreement"), by and among Parent, the Purchaser and the Company. The Merger Agreement provides that, following consummation of the Offer and the satisfaction or waiver of the conditions set forth in the Merger Agreement, the Purchaser will be merged with and into the Company (the "Merger") and each Share then outstanding (other than Shares held by Company as treasury stock, Shares held by Parent, the Purchaser or any other wholly owned subsidiary of Parent and Shares held by any shareholders who perfect any available appraisal rights under the Texas Business Corporation Act (the "TBCA")) will be converted into the right to receive the Offer Price or any higher price per Share paid in the Offer, in cash payable to the holder thereof without interest thereon. The Merger Agreement is more fully described in
Section 10.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S SHAREHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES.

     Morgan Stanley & Co. Incorporated, the Company's financial advisor ("Morgan Stanley"), has delivered to the Company's Board of Directors (the "Company Board") its written opinion (the "Fairness Opinion") to the effect that the consideration to be received by the holders of Shares pursuant to the Offer and under the terms of the Merger Agreement is fair to such holders from a financial point of view. The Fairness Opinion is set forth in full as an exhibit to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") that is being mailed to shareholders of the Company concurrently herewith.

     The Merger Agreement provides that, upon the purchase of and payment for any Shares by Parent or any of its subsidiaries that represent at least a majority of the Shares outstanding (on a fully diluted basis), which would be the case if the Minimum Condition were satisfied and Purchaser were to accept for payment Shares tendered pursuant to the Offer, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board so that the percentage of Parent's designees on the Company Board equals the percentage of outstanding Shares beneficially owned by Parent, the Purchaser and their affiliates. The Merger Agreement further provides that the Company shall, upon the request of the Purchaser, use its best efforts promptly to either increase the size of the Company Board or, at the Company's election, secure the resignations of incumbent directors, and to cause Parent's designees to be elected to the Company Board.

     Consummation of the Merger is conditioned upon, among other things, the approval and adoption by the requisite vote of shareholders of the Company of the Merger Agreement, if required by applicable law and the Company's Amended and Restated Articles of Incorporation (the "Company Articles") in order to consummate the Merger. See Section 10. Under the Company Articles, consistent with the TBCA, except as otherwise provided below, the affirmative vote of the holders of a majority of the outstanding Shares is required to approve the Merger Agreement and the Merger.

     Under the TBCA, if the Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares, the Purchaser will be able to approve the Merger Agreement and the transactions contemplated thereby without a vote of the shareholders. In such event, Parent, the Purchaser and the Company have agreed in the Merger Agreement to take, at the request of Parent and subject to the satisfaction of the conditions set forth in the Merger Agreement, all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of shareholders, in accordance with the TBCA and the New Jersey Business Corporation Act ("NJBCA"). If however, the Purchaser does not acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise and a vote of shareholders is required under the TBCA, a significantly longer period of time would be required to effect the Merger.

     The Rights. The Company has distributed one Right for each outstanding share of Common Stock pursuant to the Rights Agreement. Based on information disclosed by the Company in the Schedule 14D-9, in connection with the Company entering into the Merger Agreement, effective as of August 11, 1998, the Rights Agreement was amended (the "Rights Amendment") to prevent the approval, execution and delivery of the Merger Agreement and the consummation of any of the transactions contemplated thereby, including the Offer, from resulting in
(i) Parent, the Purchaser or any of their affiliates being deemed to be an Acquiring Person (as defined in the Rights Agreement), (ii) the distribution of separate Rights certificates, or (iii) the occurrence of a Distribution Date, Shares Acquisition Date, Flip-In Event or Triggering Event (as such terms are defined in the Rights Agreement). The Company has represented in the Merger Agreement that the Rights Amendment will be sufficient to render the Rights inoperative with respect to any acquisition of Shares by Parent, the Purchaser or any of their affiliates pursuant to the Merger Agreement and that, as a result of the Rights Amendment, the Rights will not be exercisable upon or at any time after the acceptance for payment of Shares pursuant to the Offer.

     THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

     1. TERMS OF THE OFFER. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not withdrawn in accordance with Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on

Monday, September 14, 1998, unless and until the Purchaser (subject to the terms of the Merger Agreement) shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     Consummation of the Offer is conditioned upon, among other things, satisfaction of the Minimum Condition and the Financing Condition and the expiration or termination of any applicable waiting period imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). If any or all of such conditions are not satisfied or any or all of the other events set forth in Section 14 shall have occurred or shall be determined by the Purchaser to have occurred prior to the Expiration Date, the Purchaser reserves the right (but shall not be obligated) to (i) decline to purchase any or all of the Shares tendered and terminate the Offer, and return all such tendered Shares to tendering shareholders, (ii) waive any or all conditions, to the extent permitted under the terms of the Merger Agreement, and, subject to complying with applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), purchase all Shares validly tendered or (iii) extend the Offer and, subject to the right of shareholders to withdraw Shares until the Expiration Date, retain the Shares which have been tendered during the period or periods for which the Offer is extended. The Merger Agreement provides that the Purchaser may not, without the written consent of the Company, amend or waive the Minimum Condition, decrease the Offer Price, decrease the number of Shares sought or amend any other condition of the Offer in any manner adverse to the holders of Shares (other than with respect to insignificant changes or amendments), except that if on the initial Expiration Date, or any extension thereof, all conditions to the Offer shall not have been satisfied or waived, the Offer may be extended from time to time until December 31, 1998. In addition, the Merger Agreement provides that the Offer Price may be increased and the Offer may be extended to the extent required by law in connection with such increase, in each case without the consent of the Company.

     Subject to the terms of the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including as a result of the occurrence of any of the events specified in
Section 14, by giving oral or written notice of such extension to the Depositary and by making a public announcement thereof, as described below. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw any tendered Shares. See Section 4.

     Subject to the terms of the Merger Agreement and to the applicable regulations of the Commission, the Purchaser also expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to delay acceptance for payment of, or, regardless of whether such Shares were theretofore accepted for payment, payment for, any Shares pending receipt of any governmental or regulatory approvals specified in Section 15, (ii) to terminate the Offer and not accept for payment any Shares if any of the conditions referred to in Section 14 have not been satisfied or upon the occurrence of any of the events specified in Section 14 and (iii) to waive any condition or otherwise amend the Offer in any respect by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof, as described below.

     The Purchaser acknowledges that (a) Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (b) the Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the preceding paragraph), any Shares upon the occurrence of any of the events specified in Section 14 without extending the period of time during which the Offer is open.

     Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other public announcement.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or if it waives a material condition of the Offer, the Purchaser will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act.

     The minimum period during which an offer must remain open following material changes in the terms of the offer, other than a change in price or a change in percentage of securities sought or a change in any soliciting dealer's fee, will depend upon the facts and circumstances, including the relative materiality, of the changes. With respect to a change in price or a change in the percentage of securities sought, a minimum of 10 business days is generally required to allow for adequate dissemination and investor response. Accordingly, if, prior to the Expiration Date, the Purchaser should decide to decrease the number of Shares being sought or to decrease the consideration being offered in the Offer (neither of which, pursuant to the terms of Merger Agreement, may be done without the written consent of the Company) or to increase the consideration being offered in the Offer, such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered will be applicable to all shareholders whose Shares are accepted for payment pursuant to the Offer and if at the time notice of any such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered is first published, sent or given to holders of Shares the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten-business-day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

     The Company has provided the Purchaser with the Company's shareholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal and, if required, other relevant materials, will be mailed to record holders of Shares and to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists of the Company or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

     2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with Section 4) as soon as practicable after the later to occur of
(i) the Expiration Date and (ii) the satisfaction or waiver of the conditions set forth in Section 14. Any determination concerning the satisfaction of such terms and conditions shall be within the sole discretion of the Purchaser. See
Section 14. The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or, subject to the applicable rules of the Commission, payment for, Shares pending receipt of any governmental or regulatory approvals specified in Section 15.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i)(A) the Share Certificates or (B) timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure set forth in Section 3, (ii)(A) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, or (B) an Agent's Message (as defined below) in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry

Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn if, as and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of payment for such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the aggregate purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to such tendering shareholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     Upon the deposit of funds with the Depositary for the purpose of making payments to tendering shareholders, the Purchaser's obligation to make such payment shall be satisfied and tendering shareholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. If, for any reason whatsoever, acceptance for payment of or payment for any Shares tendered pursuant to the Offer is delayed, or the Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights set forth herein, the Depositary may, nevertheless, on behalf of the Purchaser and subject to Rule 14e-1(c) under the Exchange Act, retain tendered Shares and such Shares may not be withdrawn except to the extent that the tendering shareholder is entitled to and duly exercises withdrawal rights as described in Section 4. The Purchaser will pay any stock transfer taxes incident to the transfer to it of validly tendered Shares, except as otherwise provided in the Letter of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent.

     If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased or untendered Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

     The Purchaser reserves the right to transfer or assign, in whole at any time or in part from time to time, to one or more of its affiliates the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURES FOR TENDERING SHARES.

     Valid Tender of Shares. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal or a facsimile thereof, properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other required documents must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and (i) the Share Certificates evidencing tendered Shares must be received by the Depositary along with the Letter of Transmittal, (ii) Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (iii) the tendering shareholder must comply with the guaranteed delivery procedures described below.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY.

IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for transfer. Although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or a facsimile thereof, with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

     REQUIRED DOCUMENTS MUST BE TRANSMITTED TO AND RECEIVED BY THE DEPOSITARY AT ONE OF ITS ADDRESSES SET FORTH ON THE BACK COVER PAGE OF THIS OFFER TO PURCHASE. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm that is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Security Transfer Agents Medallion Program (each of the foregoing being referred to as an "Eligible Institution"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

     If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

     If the Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) must accompany each such delivery.

     Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all the following conditions are satisfied:

          (i) the tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser herewith, is received by the Depositary as provided below prior to the Expiration Date; and

          (iii) the Share Certificates (or a Book-Entry Confirmation) representing all tendered Shares, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three New York Stock Exchange, Inc. ("NYSE") trading days after the date of execution of such Notice of Guaranteed Delivery.

     Any Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

     Notwithstanding any other provisions hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of Share Certificates for, or of Book-Entry confirmation with respect to, such Shares, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering shareholders at the same time and will depend upon when Share Certificates are received by the Depositary or Book-Entry Confirmations with respect to such Shares are received into the Depositary's account at the Book-Entry Transfer Facility.

     Backup U.S. Federal Withholding Tax. To prevent backup U.S. federal income tax withholding with respect to payment to certain shareholders of the purchase price of Shares purchased pursuant to the Offer, each such shareholder must provide the Depositary with such shareholder's correct taxpayer identification number and certify that such shareholder is not subject to backup U.S. federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. If backup withholding applies with respect to a shareholder, the Depositary is required to withhold 31% of any payments made to such shareholder. See Instruction 10 of the Letter of Transmittal.

     Appointment as Proxy. By executing a Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints designees of the Purchaser as such shareholder's attorneys-in-fact and proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by the Purchaser (and any and all non-cash dividends, distributions, rights or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such proxies shall be considered coupled with an interest in the tendered Shares. This appointment will be effective if, when and only to the extent that the Purchaser accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by such shareholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given. The designees of the Purchaser will, with respect to the Shares and other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they in their sole discretion may deem proper at any annual, special, adjourned or postponed meeting of the Company's shareholders, and the Purchaser reserves the right to require that, in order for Shares or other securities to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting rights with respect to such Shares.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Shares pursuant to any of the procedures described above will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders of Shares determined by it not to be in proper form or if the acceptance for payment of, or payment for, such Shares may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right, in its sole discretion, to waive any defect or irregularity in any tender with respect to Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived.

     The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. None of the Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification.

     Other Requirements. The Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.

     4. WITHDRAWAL RIGHTS. Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after October 15, 1998.

     If, for any reason whatsoever, acceptance for payment of or payment for any Shares tendered pursuant to the Offer is delayed, or the Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights set forth herein, the Depositary may, nevertheless, on behalf of the Purchaser and subject to Rule 14e-1(c) under the Exchange Act, retain tendered Shares and such Shares may not be withdrawn except to the extent that the tendering shareholder is entitled to and duly exercises withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and (if Share Certificates have been tendered) the name of the registered holder, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the release of such Share Certificates, the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn must be submitted to the Depositary, and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in this Section 4. Withdrawals of Shares may not be rescinded.

     All questions as to the form and validity (including, without limitation, time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, the determination of which will be final and binding. None of the Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Any Shares properly withdrawn will thereafter be deemed to not have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

     5. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES. The summary of U.S. federal income tax consequences set forth below is for general information only and is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Department Regulations issued pursuant thereto and published rulings and court decisions in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. The tax consequences to each shareholder will depend in part upon such shareholder's particular situation. Special tax consequences not described herein may be applicable to certain shareholders subject to special tax treatment (including, but not limited to, financial institutions, insurance companies, tax-exempt organizations, broker-dealers, persons who are not citizens or residents of the U.S. and shareholders who acquired their shares through the exercise of an employee stock option or otherwise as compensation). ALL SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER AND THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS.

     The receipt of cash in exchange for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. The tax consequences of the receipt of cash pursuant to the Offer may vary depending upon, among other things, the particular circumstances of the shareholder.

     In general, for U.S. federal income tax purposes, a shareholder who receives cash in exchange for Shares in the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss equal to the difference, if any, between the amount of cash received and the shareholder's adjusted tax basis of the Shares exchanged therefor. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) exchanged pursuant to the Offer or the Merger. Such gain or loss will be capital gain or loss if the Shares are capital assets in the hands of the shareholder at the time of their exchange and will be long-term capital gain or loss if such Shares have been held by the shareholder for more than one year. Under recently adopted amendments to the Code, net capital gain recognized by an individual investor upon a disposition of property that has been held for more than 12 months will generally be subject to a maximum tax rate of 20% or, in the case of property that has been held for 12 months or less, will generally be subject to tax at ordinary income tax rates.

     6. PRICE RANGE OF SHARES; DIVIDENDS. Since July 17, 1998, the Shares have traded on the NYSE under the symbol "DPS." Prior to such date, the Shares were traded through the NASDAQ National Market ("NASDAQ") under the symbol "DPSI." The following table sets forth, for the quarters indicated, the high and low intraday sales prices per Share quoted on NASDAQ (for the calendar years 1996 and 1997 and in 1998 through July 16, 1998) and on the NYSE (beginning on July 17, 1998 through August 14, 1998) as reported by the Dow Jones Historical Stock Quote Reporter Service. The Company has advised the Purchaser that the Company has never paid cash dividends on the Shares. The Merger Agreement provides that, without the prior written consent of Parent, the Company will not declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to the Shares.

                                                              MARKET PRICE
                                                              -------------
                       CALENDAR YEAR                          HIGH     LOW
                       -------------                          -----    ----
1996
First Quarter...............................................   $11 7/8 $10 3/4
Second Quarter..............................................   $14 1/2 $10 3/4
Third Quarter...............................................   $14     $ 9 3/4
Fourth Quarter..............................................   $16 1/4 $11 1/2
1997
First Quarter...............................................   $16 1/2 $11 3/16
Second Quarter..............................................   $14 1/2 $ 9 5/8
Third Quarter...............................................   $24 1/2 $12 7/8
Fourth Quarter..............................................   $30 1/4 $14 3/4
1998
First Quarter...............................................   $18 3/8 $10 1/2
Second Quarter..............................................   $15     $ 9 1/2
Third Quarter (through August 14, 1998).....................   $17     $11 3/4

     On August 10, 1998, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the last reported sales price of the Shares on the NYSE was $12 7/8 per Share. On August 14, 1998, the last full trading day prior to the date of this Offer to Purchase, the last reported sales price of the Shares on the NYSE was $16 9/16 per Share. On June 12, 1998, the last full trading day prior to initial filing of a Schedule 13D by Parent with respect to its investment in the Company as described below under
Section 10-"Background of the Offer; Contacts with the Company; the Merger Agreement and the Confidentiality Agreement," the last reported sales price of the Shares on the NASDAQ was $9 7/8 per Share. SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     7. CERTAIN INFORMATION CONCERNING THE COMPANY. The information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or been taken from and based upon publicly available documents and records on file with the Commission and other public sources. None of the Purchaser, Parent, the Dealer Manager, the Depositary, or the Information Agent assumes any responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Purchaser, Parent, the Dealer Manager, the Depositary or the Information Agent.

     The Company is a Texas corporation and its principal executive offices are located at 112 E. Pecan Street, Suite 1000, San Antonio, Texas 78205.

     The Company is a provider of a broad range of workover, liquid and production services used in the production of oil and gas. The Company's services are utilized by major oil and gas companies as well as independent producers to optimize performance of oil and gas wells. The Company is the third largest provider of workover rig and production services in the United States.

     Set forth below is selected financial information with respect to the Company. Financial information for fiscal years 1998, 1997 and 1996 has been excerpted or derived from the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1998 (the "Company 10-K"). Financial information for the Company for the three months ended June 30, 1998 has been taken from a press release issued by the Company on August 3, 1998. Financial information for the Company for the three months ended June 30, 1997 has been taken from the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997 (the "June 30, 1997 10-Q"). Parent and the Purchaser make no representation as to the accuracy of such financial information. More comprehensive financial information is included in the Company 10-K and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to the Company 10-K, the June 30, 1997 10-Q and such other documents, including the financial information and related notes contained therein. The Company 10-K, the June 30, 1997 10-Q and such other documents may be inspected and copies may be obtained from the offices of the Commission or the NYSE in the manner set forth below.

                        DAWSON PRODUCTION SERVICES, INC.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                               THREE MONTHS ENDED
                                                                                    JUNE 30,
                                                    YEAR ENDED MARCH 31,          (UNAUDITED)
                                                ----------------------------   ------------------
            OPERATING INFORMATION:                1998      1997      1996      1998      1997*
            ----------------------              --------   -------   -------   -------   --------
Revenues......................................  $226,162   $92,628   $52,391   $51,798   $54,732
Operating Income..............................    24,003    10,036     4,570     4,266     5,869
Net income (loss).............................     7,678     5,077       859     1,087     1,876
Net income per Share..........................      0.69      0.72      0.31      0.10      0.17
Net income per Share fully diluted............      0.68      0.71      0.31      0.10      0.17

                                                                      AT MARCH 31,
                                                              -----------------------------
                 BALANCE SHEET INFORMATION:                     1998       1997      1996
                 --------------------------                   --------   --------   -------
Cash and cash equivalents...................................  $ 24,964   $ 42,330   $13,863
Net property and equipment..................................   164,846    145,641    29,115
Total assets................................................   290,353    273,736    56,368
Long-term debt and other obligations, net of current
  portion...................................................   147,203    143,306     3,694
Total shareholders' equity..................................   113,499    106,219    45,695

---------------
* Unaudited financial information taken from the Company's press release dated August 3, 1998.

     Pending Acquisitions. On August 14, 1998, the Company entered into an Asset Purchase Agreement by and between the Company, Dawson Production Partners, L.P., a Delaware limited partnership of which the Company indirectly holds all the partnership interests, Hellums Services II, Inc., Superior Completion Services, Inc., South Texas Disposal, Inc. and Elsik II, Inc. (collectively, "Hellums"), pursuant to which the

Company has agreed to acquire assets relating to the liquid services business of Hellums in South Texas. The purchase price of the assets is $48 million in cash. The agreement contains customary representations, warranties, covenants and conditions to closing.

     On June 25, 1998, the Company entered into a letter of intent with T&J Corp. ("T&J"), which is engaged in the liquid services business, which contemplates the acquisition of T&J in a merger transaction. The merger consideration will be approximately $6.4 million, subject to adjustment.

     On August 14, 1998, the Company entered into a letter of intent with D&W Services, Inc. ("D&W"), which is engaged in the liquid services business, which contemplates the acquisition of all the outstanding shares of common stock of D&W for $3.6 million.

     Certain Company Projections. To the knowledge of Parent and the Purchaser, the Company does not, as a matter of course, make public forecasts as to its future financial performance. However, in connection with the discussions concerning the Offer and the Merger, the Company furnished Parent with certain pro forma and projected financial information relating to the Company. Such information assumed the completion of certain pending or possible acquisitions.

     Assuming the completion of the Company's pending acquisitions of Hellums, T&J and D&W, such information indicated revenues of $260.9 million and $253.9 million, EBITDA of $58.2 million and $62.4 million, and net income of $11.6 million and $11.1 million, in each case for the fiscal years 1998 and 1999, respectively.

     Assuming the completion of the pending acquisitions of Hellums and T&J, but excluding the pending acquisition of D&W, such information indicated: (i) revenues of $249.5 million and $273.2 million, increasing to $343.6 million;
(ii) EBITDA of $61.1 million and $68.5 million, increasing to $90.1 million, and
(iii) net income of $10.6 million and $14.9 million, increasing to $30.6 million in each case for the fiscal years 1999, 2000 and 2007.

     THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS OR FORECASTS. FORWARD-LOOKING STATEMENTS, SUCH AS THE COMPANY'S PROJECTIONS OF REVENUES, EARNINGS AND CASH FLOW AND PARENT'S PLANS AND STRATEGIES AND ITS ANTICIPATION OF COST SAVINGS AND EFFICIENCIES RESULTING FROM THE MERGER, AND OTHER STATEMENTS CONTAINED HEREIN REGARDING MATTERS THAT ARE NOT HISTORICAL FACTS, ARE ONLY PREDICTIONS AND ESTIMATES REGARDING FUTURE EVENTS AND CIRCUMSTANCES. SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES, INCLUDING AMONG OTHER FACTORS, THAT UTILIZATION OF ASSETS CAN BE IMPAIRED BY ADVERSE WEATHER CONDITIONS AND CUSTOMER DEMAND; THAT COST SAVINGS EFFORTS CAN BE NEGATED BY INCREASES IN LABOR RATES AND PRODUCTION COSTS; DIFFICULTY IN INTEGRATING ADMINISTRATIVE SYSTEMS AND OPERATIONS; THAT MARGINS ARE SUBJECT TO UNPREDICTABLE FLUCTUATIONS IN OIL AND GAS COMMODITY PRICES; AND THAT CONTINUED GROWTH IS DEPENDANT UPON PURCHASING DECISIONS BY PRESENT AND POTENTIAL CUSTOMERS, AS WELL AS INCREASED COMPETITION FROM NEW AND EXISTING COMPETITORS. THE COMPANY HAS ADVISED THE PURCHASER AND PARENT THAT ITS FINANCIAL FORECASTS ARE, IN GENERAL, PREPARED SOLELY FOR INTERNAL USE AND CAPITAL BUDGETING AND OTHER MANAGEMENT DECISIONS, AND ARE SUBJECTIVE IN MANY RESPECTS AND THUS SUSCEPTIBLE TO INTERPRETATIONS AND PERIODIC REVISION BASED ON ACTUAL EXPERIENCE AND BUSINESS DEVELOPMENTS. THE PROJECTIONS ALSO REFLECT NUMEROUS ASSUMPTIONS, WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL BUSINESS, ECONOMIC, MARKET AND FINANCIAL CONDITIONS AND OTHER MATTERS, INCLUDING EFFECTIVE TAX RATES CONSISTENT WITH HISTORICAL LEVELS FOR THE COMPANY, ALL OF WHICH ARE DIFFICULT TO PREDICT, MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL AND NONE OF WHICH WERE SUBJECT TO APPROVAL BY PARENT OR THE PURCHASER. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS MADE IN PREPARING THE PROJECTIONS WILL PROVE ACCURATE, AND ACTUAL RESULTS MAY BE MATERIALLY GREATER OR LESS THAN THOSE CONTAINED IN THE PROJECTIONS. THE INCLUSION OF THE PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT ANY OF PARENT, THE PURCHASER, THE COMPANY OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES CONSIDERED OR CONSIDER THE PROJECTIONS TO BE A RELIABLE PREDICTION OF FUTURE EVENTS, AND THE PROJECTIONS SHOULD NOT BE RELIED UPON AS SUCH. NONE OF PARENT, THE PURCHASER, THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, OR MAKES ANY REPRESENTATION TO ANY PERSON REGARDING THE INFORMATION CONTAINED IN THE PROJECTIONS AND NONE OF THEM INTENDS TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN

MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROJECTIONS ARE SHOWN TO BE IN ERROR.

     The Company is subject to the information and reporting requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. These reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or its site on the World Wide Web: http://www.sec.gov., and also should be available for inspection and copying at prescribed rates at the following regional offices of the Commission: Seven World Trade Center, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Reports, proxy statements and other information concerning the Company should also be available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

8. CERTAIN INFORMATION CONCERNING THE PURCHASER AND PARENT.

     The Purchaser. The Purchaser is a newly incorporated New Jersey corporation and a wholly owned subsidiary of Parent organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. The principal executive offices of Purchaser are located at Two Tower Center, 20th Floor, East Brunswick, New Jersey 08816.

     Parent. Parent and its subsidiaries are the leading provider of oil and gas well services and related operations in the United States and the second leading provider in Argentina. Parent operates in most of the major onshore production basins in the contiguous United States and in Argentina, generally providing a full range of maintenance and workover services to major and independent oil and gas companies in all of its operating regions. In addition to maintenance and workover services, Parent also provides services which include the completion of newly drilled wells, the recompletion of existing wells (including horizontal recompletion) and the plugging and abandonment of wells at the end of their useful lives. Other services include oil field fluid transportation, storage and disposal services, frac tank rentals, fishing and rental tools, wireline services, air drilling and hot oiling. In addition, Parent is engaged in contract drilling in many of the major onshore production basins in the contiguous United States and in Argentina, and owns and produces oil and natural gas in the Permian Basin and Panhandle region of Texas.

     Set forth below is a summary of certain consolidated financial information with respect to Parent, excerpted or derived from the audited financial information of Parent contained in Parent's Annual Reports on Form 10-K for the fiscal years ended June 30, 1996 and 1997 and Parent's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998. More comprehensive financial information is included in such reports and other documents filed with the Commission, and the following summary is qualified in its entirety by reference to such reports and other documents, including the financial information and related notes contained therein. Such reports and other documents may be inspected and copies may be obtained from the offices of the Commission or the NYSE in the manner set forth above.

                             KEY ENERGY GROUP, INC.
                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                              NINE MONTHS ENDED
                                                                                  MARCH 31,
                                                  YEAR ENDED JUNE 30,            (UNAUDITED)
                                              ----------------------------   -------------------
           OPERATING INFORMATION:               1997      1996      1995       1998       1997
           ----------------------             --------   -------   -------   --------   --------
Revenues....................................  $163,630   $66,487   $44,689   $305,718   $110,709
Operating Income............................    22,137     8,052     4,806     43,287     13,488
Net income (loss)...........................     9,098     3,586     2,178     19,365      5,952
Net income (per common share)...............      0.75      0.45      0.33       1.15       0.54
Net income (fully diluted)..................      0.65      0.44      0.33       0.97       0.46

                                                           AT JUNE 30,
                                                  ------------------------------   AT MARCH 31, 1998
           BALANCE SHEET INFORMATION:               1997       1996       1995        (UNAUDITED)
           --------------------------             --------   --------   --------   -----------------
Cash and cash equivalents.......................  $ 41,704   $ 42,211   $ 1,275        $ 26,874
Property and equipment, net.....................   208,186     87,207    45,243         448,433
Total assets....................................   320,095    121,722    13,700         638,333
Long-term debt, net of current portion..........   172,763     45,354    20,111         356,043
Shareholders' equity............................    73,179     41,624    31,942         146,962

     Parent is subject to the information and reporting requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning Parent's directors and officers, their remuneration, stock options granted to them, the principal holders of Parent's securities, any material interests of such persons in transactions with Parent and other matters is required to be disclosed in proxy statements distributed to Parent's shareholders and filed with the Commission. These reports, proxy statements and other information should be available for inspection and copies may be obtained in the same manner as set forth for the Company in Section 7.

     The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and executive officers of the Purchaser and Parent are set forth in Schedule I hereto.

     Schedule II hereto sets forth transactions in the Shares effected during the past 60 days by Parent, the Purchaser and their affiliates. Except as set forth in this Offer to Purchase and Schedule I hereto, none of Parent, the Purchaser or, to the best knowledge of Parent or the Purchaser, any of the persons listed in Schedule I hereto or any associate or majority owned subsidiary of such persons beneficially owns any equity security of the Company, and none of Parent or the Purchaser or, to the best knowledge of Parent or the Purchaser, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing has effected any transaction in any equity security of the Company during the past 60 days.

     Except as set forth in this Offer to Purchase, none of Parent or the Purchaser or, to the best knowledge of Parent or the Purchaser, any of the persons listed in Schedule I hereto has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, none of Parent or the Purchaser or, to the best knowledge of Parent or the Purchaser, any of the persons listed in Schedule I hereto has had any transactions with the Company or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission.

     Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Parent or the Purchaser, or their respective subsidiaries, or, to the best knowledge of Parent or the Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets. See Section 10-"Background of the Offer; Contacts with the Company; the Merger Agreement and the Confidentiality Agreement."

9. SOURCE AND AMOUNT OF FUNDS.

     The Purchaser estimates that the total amount of funds required to acquire all Shares outstanding on a fully diluted basis will be approximately $187.8 million, that the total amount of funds necessary to refinance certain existing debt of Parent and the Company (excluding the Senior Notes) in connection with the Offer and the Merger will be approximately $203.2 million and that the total amount of funds required to pay all fees and expenses related thereto will be approximately $23.0 million. According to the Company 10-K, (i) as of March 31, 1998, the aggregate principal amount of the Company's outstanding Senior Notes was $140,000,000 and (ii) upon a change of control of the Company, holders of the Senior Notes will have the right to require the Company to repurchase the Senior Notes at a price equal to 101% of the aggregate principal amount thereof, together with accrued and unpaid interest to the date of repurchase. Based on such information, and assuming that all holders of the Senior Notes have and exercise such rights, the Purchaser estimates that the total amount of funds necessary to repurchase the Senior Notes (exclusive of accrued and unpaid interest thereon) will be approximately $141.4 million.

     Credit Facility. Parent has been provided with a commitment (the "Financing Commitment") by PNC, dated as of August 14, 1998, pursuant to which PNC has agreed, upon the terms and subject to the conditions set forth in the Financing Commitment, to provide Parent with up to $550,000,000 in senior secured credit facilities (the "Credit Facility"). Under the terms of the Financing Commitment, it is anticipated that PNC Bank will underwrite the Credit Facility and/or syndicate the Credit Facility with a group of commercial banks and other financial institutions. The proceeds of the Credit Facility would be used to (i) consummate the Offer and the Merger; (ii) refinance certain existing indebtedness of Parent and the Company; (iii) provide working capital for Parent and its subsidiaries, including the Company and its subsidiaries after the Merger; and (iv) pay fees and expenses in connection with the Offer and the Merger.

     PNC's obligations under the Financing Commitment are subject to, among others, the following conditions: (i) the execution and delivery of a satisfactory definitive credit agreement; (ii) the per Share acquisition price of the Company not being greater than $17.50 per Share and the total acquisition price for all Shares not exceeding approximately $202,000,000; (iii) there having been validly tendered to the Purchaser sufficient Shares to enable Parent to effect the Merger without the affirmative vote of any other holder of Shares;
(iv) the inapplicability of the Texas anti-takeover statutes; (v) the Rights not becoming exercisable; (vi) the absence of material adverse change with respect to the business, assets, financial condition, operations or prospects of Parent or the Company; (vii) all conditions to the Offer having been satisfied or waived; (viii) Parent's receipt of certain financing or financing commitments necessary to redeem the Senior Notes on terms acceptable to PNC; and (ix) pro forma consolidated EBITDA for the Company and Parent for the fiscal period ended June 30, 1998 is not less than $170,000,000 in the aggregate.

     The Credit Facility will consist of three facilities, a revolving credit facility (the "Revolver") and two term loan facilities (the "Term Loans"). The Credit Facility contemplates that funds would be available under the Revolver at the time the Offer is consummated, and that the Term Loans would be made at the time of the Merger in order to repay certain amounts previously borrowed under the Revolver. An aggregate amount of up to $550,000,000 will be available under the Revolver, which amount will be automatically reduced by up to $300,000,000 on the date the Merger is consummated. The Revolver will mature 150 days after the purchase of Shares by the Purchaser pursuant to the Offer (the "Acquisition Date"), unless prior to the Acquisition Date the Merger is consummated, in which case the Revolver will mature on the fifth anniversary of the Acquisition Date. The Revolver also provides for a commitment fee on the unused amount thereof at a rate which will vary between .25% and .50% depending on Parent's consolidated leverage ratio. The two Term Loans, in an aggregate amount of up to $300,000,000 will consist of a five-year term loan facility in an aggregate amount of up to $150,000,000 and a six-year term loan facility in an aggregate amount of up to $150,000,000. The five-year Term Loan will be repayable in quarterly amounts as a percentage of the total five-year Term Loan as follows: year 1-0%, year 2-4%, year 3-6%, year 4-7% and year 5-8%. The six-year Term Loan will be repayable in quarterly amounts as a percentage of the total six-year Term Loan as follows: years 1 through 5-0.25% and year 6-23.75%. Loans under the Revolver and the Term Loans will bear interest at a rate per annum based upon, at the option of Parent, either (i) the higher of PNC's prime rate or the Federal Funds Rate plus 1/2% or (ii) LIBOR, in each case plus the applicable margin. The applicable margin will be determined based on Parent's consolidated leverage ratio and will range from zero to 250 basis points in the case of the Revolver and the five-year Term Loan, and from 100 to 300 basis points in the case of the six-year Term Loan. The Financing Commitment provides that (a) the Credit Facility will be guaranteed by Parent's domestic subsidiaries and (b) as collateral PNC will have a first priority perfected lien on substantially all of the tangible and intangible assets of Parent and its domestic subsidiaries. To the extent required by the terms of any outstanding Senior Notes, such collateral will also secure such Senior Notes on a pari passu basis. The Credit Facility will contain certain financial covenants as well as certain restrictions on, among other things, (i) additional indebtedness of Parent; (ii) liens; (iii) guarantee obligations; (iv) asset sales and other dispositions of property; (v) dividends; (vi) capital expenditures; and (vii) loans and advances to officers and employees.

     The foregoing summary of the Financing Commitment does not purport to be complete and is qualified by reference to such document, a copy of which has been filed as an exhibit to the Schedule 14D-1.

     In connection with the Financing Commitment, Parent has agreed, after the Merger, to pay PNC certain fees, to reimburse PNC for reasonable out-of-pocket expenses and to provide certain indemnities, as is customary for commitments such as the Financing Commitment.

     Proposed Bridge Arrangement. Parent is engaged in discussions with Lehman with the goal of obtaining a definitive commitment for the financing contemplated by the Proposed Bridge Arrangement with Lehman. Under the terms of the Merger Agreement, Parent and the Purchaser have agreed to use best efforts to obtain funding on terms substantially similar to those contained in either of the Proposed Bridge Arrangements and to maintain the ability to accept proposed bridge arrangements on terms substantially similar to those contained in either of the Proposed Bridge Arrangements.

     It is anticipated that the indebtedness incurred by Parent under the Credit Facility and, if consummated, the financing contemplated by the Proposed Bridge Arrangement with Lehman, will be repaid from funds generated internally by Parent and its subsidiaries, through additional borrowings or other financings, or through a combination of such sources. No final decisions have been made concerning the method Parent will employ to repay such indebtedness. Such decisions will be based on Parent's review from time to time of the advisability of certain actions, as well as on prevailing interest rates and financial and other economic and market conditions.

10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY; THE MERGER AGREEMENT AND THE CONFIDENTIALITY AGREEMENT.

     Parent continuously evaluates and considers other businesses of varying sizes as potential strategic partners and candidates for acquisition and has engaged in discussions with certain businesses in pursuit of possible transactions. Parent has evaluated and considered a number of potential transactions and transaction prospects.

     In this connection, since 1993, representatives of the Company and representatives of Parent have periodically engaged in discussions concerning a possible business combination between the Company and Parent.

     In January 1998, W. Philip Marcum, a director of Parent and Stephen E. McGregor, the Executive Vice President and Chief Financial Officer of Parent met with Michael E. Little, Chairman, President and Chief Executive Officer of the Company in San Antonio, Texas, to discuss possible ways in which Parent and the Company could take advantage of the complementary strengths of their respective businesses, including a merger of the Company and Parent. In late January 1998, Francis D. John, Chairman, President and Chief Executive Officer of Parent and Mr. McGregor met with Mr. Little in Houston to further discuss the possibility of a merger between the two companies. At this meeting, Mr. John explained why he believed that a combination of Parent and the Company would result in significant benefits for both companies.

     On February 24, 1998, Mr. Little sent a letter to Mr. John advising him that the Company Board had decided not to pursue a possible business combination with Parent. Mr. John responded by letter dated March 10, 1998, in which he expressed disappointment with the decision of the Company Board.

     From mid-April to mid-May, 1998, Parent held meetings with its financial advisors to further consider a possible business combination with, or acquisition of, the Company. The result of these meetings was Parent's decision to continue to consider the acquisition of the Company.

     From May 11, 1998 through June 5, 1998, Parent engaged in a series of open market transactions pursuant to which it purchased an aggregate of 820,500 Shares, representing 7.3% of the Shares outstanding based on publicly available information. Parent publicly disclosed its ownership of Shares in a Schedule 13D filed with the Commission on June 15, 1998.

     On June 29, 1998, Parent delivered the following letter (the "June 29th Letter") to Mr. Little and the other members of the Company Board:

June 29, 1998

The Board of Directors
of Dawson Production Services, Inc.
112 E. Pecan Street
Suite 1000
San Antonio, Texas 78205

Mr. Michael E. Little and other Board Members:

     Mike, over the past three years you and I with our respective Board members have discussed the significant value that would be created by a combination of Key Energy Group, Inc. ("Key") and Dawson Production Services, Inc. ("Dawson"). Since May of last year we have made three specific proposals to Dawson that we believe would have benefitted both companies' shareholders. Subsequent to our most recent discussions, in January and February of this year, Key has continued to analyze the possible benefits of such a combination. This analysis reconfirms our belief that the companies would be a superb fit. Key/Dawson would be the largest well servicing company in the world, positively staged for future growth, with leading positions in nearly all major domestic producing regions and with great expansion prospects throughout the world. The combination would provide substantial benefits to shareholders, employees and customers of both companies.

     Key and Dawson have each shown significant operating improvements as we have successfully consolidated the well servicing industry. We believe more than ever that a Key/Dawson combination creates real shareholder value; therefore, Key is pleased to submit to you its proposal to acquire, at a cash price of $16.00 per share, all issued and outstanding shares of common stock of Dawson. This price represents a premium of 62% over the closing price of Dawson's shares on June 12, 1998, the last trading day prior to the date on which Key disclosed its present investment in Dawson.

     While this is an all-cash proposal, we believe that the combined company's equity would be highly attractive, and accordingly we would be willing to consider a stock-for-stock transaction or a mixed stock-and-cash transaction.

     The combination of Key and Dawson would create a stronger, more competitive entity. In addition, a Key/Dawson combination would provide significant operational and financial consolidation benefits and, based on our current analyses and projections, should be accretive within the first year of combined operations.

     Based on extensive conversations with a major commercial bank and a leading investment bank, Key is highly confident that financing would be available to pay for all transaction-related financing requirements, including Dawson's shares and for any necessary refinancing of existing debt.

     This proposal obviously is subject to the negotiation and execution of definitive documentation on mutually satisfactory terms; however, we believe that this could be accomplished quite expeditiously.

     Our interest in Dawson is strong, and, as stated above, we have made a substantial investment in Dawson. As disclosed in our Schedule 13D filed with the SEC on June 15, 1998, Key now owns 820,500 shares of Dawson common stock, representing approximately 7.3% of the shares outstanding based on current publicly available information. Simultaneously with the transmission of this letter, we have issued a public announcement setting forth the text of this letter.

     We believe that Dawson's shareholders will find our proposal extremely attractive and trust that you will give careful consideration to it. Our strong preference is to proceed harmoniously and cooperatively within the framework of a negotiated transaction. To this end, we would welcome the opportunity to meet with you to discuss our proposal at the earliest possible date. We look forward to hearing from you in the near future.

Very truly yours,

/s/ Francis D. John

Francis D. John

     In addition, on June 29, 1998, Parent issued a press release publicly disclosing the June 29th Letter. Following the June 29th Letter, Parent continued to discuss its alternatives with respect to a possible business combination with, or acquisition of, the Company with its financial and legal advisors. On July 7, 1998, the Company issued a press release announcing that it had retained Morgan Stanley to review Parent's proposal to acquire the Company set forth in the June 29th Letter.

     On July 17, 1998, Paul McCollam, a director of the Company, and Kevin Collins, a director of Parent, engaged in a brief conversation in which Mr. McCollam indicated to Mr. Collins that the Company was working diligently with Morgan Stanley.

     On July 20, 1998, Parent sent the following letter to each member of the Company Board (and issued a press release publicly disclosing the same):

                                                         July 20, 1998

The Board of Directors
Dawson Production Services, Inc.
112 E. Pecan Street
Suite 1000
San Antonio, TX 78205

Dear Board Members:

     On June 29, 1998 Key Energy Group, Inc. made an all cash proposal to you for the acquisition of Dawson Production Services, Inc. To date, no one from your company has contacted us with respect to the proposal even though three weeks have passed since it was delivered to you. Over the past several weeks, many of your shareholders have contacted Key expressing concern and frustration about Dawson's unresponsiveness. It is our understanding that you too have heard by phone and in writing from many of these Dawson shareholders. Their unanimous view as expressed to Key is that the combination of our companies makes tremendous sense and would be beneficial to all relevant parties, including our respective shareholders, employees and customers.

     In our June 29 letter we noted that our $16 per share proposal represented a premium of more than 60% to Dawson's market value the day prior to the disclosure of Key's investment in your company. Subsequent to our proposal, oilfield service stocks have continued to decline as the outlook for oil and natural gas prices remains uncertain. As a result, and based on a review of comparable service companies, it is reasonable to conclude that Dawson in all likelihood would be trading in the $8 range today if it were not for Key's attractive proposal. Accordingly, Key's proposal now represents a premium of approximately 100% to Dawson's unaffected stock price.

     We are certain that Dawson's Management and Directors want to act in the best interest of the company's shareholders. As I previously mentioned, many of Dawson's shareholders have expressed their desire to see this transaction completed expeditiously. Hopefully, we will hear from you in the very near future with a commitment to proceed forward in good faith. Such constructive action would mitigate the possibility of our proposal being reduced which would have a negative impact on your shareholders' value.

     As you know, we have been and continue to be prepared to meet immediately with representatives of Dawson to discuss our proposal. Given the financing commitment we have in hand from PNC Bank, we believe a definitive agreement between our companies could be achieved in no more than thirty days from the date we initially meet and with no material disruption to our companies' operations. No doubt, a large majority of your shareholders would applaud such an outcome.

                                                      Sincerely,

                                                      /s/ Francis D. John

                                                      Francis D. John
                                                      President, Chairman & CEO

     On July 21, 1998, Mr. Little sent the following letter to Mr. John (and the Company issued a press release disclosing the same):

July 21, 1998

Mr. Francis D. John
Chairman, President and Chief Executive Officer
Key Energy Group, Inc.
Two Tower Center, 20th Floor
East Brunswick, NJ 08816

Dear Fran:

     We received this morning your letter dated July 20, 1998. As we said in our press release dated July 7, 1998, we have engaged Morgan Stanley & Co. Incorporated, are reviewing the situation with them, and will respond in due course.

Sincerely,

/s/ Michael E. Little

Michael E. Little
Chairman, President and Chief Executive Officer

cc: Dawson's Board of Directors

     On July 30 and 31, 1998 Parent purchased 200 additional Shares in open market transactions on the NYSE and on July 31, 1998 the Purchaser purchased 100 Shares in an open market transaction on the NYSE. On August 3, 1998, Parent transferred 15,000 Shares as a capital contribution to the Purchaser. See
Schedule II.

     On August 3, 1998, the Company issued a press release (the "August 3rd Press Release") announcing, among other things, that it had signed a letter of intent to acquire Hellums.

     Also on August 3, 1998, a representative of Morgan Stanley telephoned a representative of Parent's financial advisor, Bear Stearns. Morgan Stanley informed Bear Stearns that the Company Board had met on a number of occasions to review Parent's $16 offer and had concluded, after receiving advice from Morgan Stanley, that the Company did not find the $16 offer compelling, but would be open to discussing a possible combination at a higher price.

     On August 4, 1998, the Company held a telephone conference call with industry analysts and other members of the investment community at which the Company reviewed the contents of the August 3rd Press Release and announced the letter of intent with Hellums. On the conference call, Mr. Little stated that Parent's proposal was still under review and that the Company had no comment on Parent's offer at that time.

     On August 5, 1998, Parent and the Purchaser issued a press release announcing, among other things, that the Purchaser intended to commence an offer for all outstanding Shares at a price of $14.00 per Share.

     Also on August 5, 1998, the Purchaser filed a complaint in the United States District Court for the Western District of Texas, Midland/Odessa Division. See Section 15 -- "Certain Legal Matters; Regulatory Approvals."

     Also on August 5, 1998, the Company issued a press release responding to Parent's August 5, 1988 press release and reconfirming the Company's willingness to entertain discussions at a price higher than $16 per Share.

     On August 6 and 7, 1998, Bear Stearns had discussions with Morgan Stanley concerning the possibility of Parent and the Company meeting to discuss a potential negotiated transaction.

     On August 8, 1998, legal counsel for the Company and legal counsel for Parent and the Purchaser negotiated, and the Company, Parent and the Purchaser executed, a confidentiality agreement. Thereafter on August 8, 1998 and August 9, 1998, representatives of Parent, the Company, their respective legal counsel, Bear Stearns and Morgan Stanley met in Houston, Texas to conduct financial due diligence and to further consider and discuss a possible negotiated transaction resulting in the acquisition of the Company by Parent. Following additional conversations, financial due diligence and negotiations, on August 9, 1998 the parties agreed to proceed with negotiation of a definitive agreement. Legal counsel to Parent and the Purchaser then provided an initial draft of the Merger Agreement to the Company and its legal counsel. On August 10, 1998, negotiations were conducted with respect to the Merger Agreement.

     At a meeting of the Board of Directors of Parent (the "Parent Board"), held during the afternoon of August 10, 1998, the Parent Board unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.

     At a meeting of the Company Board, commenced during the evening of August 10, 1998 and reconvened during the morning of August 11, 1998, the Company Board unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the holders of Shares, and unanimously recommended that shareholders of the Company accept the Offer and tender their Shares. At the Company Board meeting, Morgan Stanley delivered to the Company Board its opinion to the effect that the consideration to be received by the holders of Shares pursuant to the Offer and under the terms of the Merger Agreement is fair to such holders from a financial point of view.

     Following the approval of the Company Board, on August 11, 1998, Parent, the Purchaser and the Company executed and delivered the Merger Agreement and issued a press release announcing the execution of the Merger Agreement and the transactions contemplated thereby.

     On August 17, 1998, the Purchaser and Parent commenced the Offer.

THE MERGER AGREEMENT

     As of August 11, 1998, Parent, the Purchaser and the Company entered into the Merger Agreement, pursuant to which the Purchaser agreed to make the Offer. The following is a summary of certain provisions of the Merger Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is filed with the Commission as Exhibit (c)(1) to the Tender Offer Statement on Schedule 14D-1 filed by Parent and the Purchaser with the Commission (the "Schedule 14D-1"). Capitalized terms not otherwise defined below shall have the meanings set forth in the Merger Agreement. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 7 of this Offer to Purchase.

     The Offer. The Merger Agreement provides that the Purchaser will commence the Offer and that, upon the terms and subject to the satisfaction or waiver of the conditions of the Offer, the Purchaser will purchase all Shares validly tendered pursuant to the Offer. The obligation of the Purchaser to accept for payment and pay for any Shares validly tendered prior to the expiration of the Offer is conditioned upon satisfaction of the Minimum Condition and the satisfaction or waiver of the other conditions described in Annex A to the Merger Agreement. The Merger Agreement provides that the Purchaser may not amend or waive the Minimum Condition, or decrease the Offer Price or the number of Shares sought, or amend any other condition of the Offer in any manner adverse to the holders of Shares without the written consent of the Company. Notwithstanding the foregoing provisions, if on the initial scheduled expiration of the Offer (as it may be extended), all conditions to the Offer shall not have been satisfied or waived, the Offer may be extended from time to time until December 31, 1998. In addition, the Offer Price may be increased and the Offer may be extended to the extent required by law in connection with such increase, in each case without the consent of the Company.

     Designation of Directors. The Merger Agreement provides that, promptly upon the purchase of and payment for Shares by Parent or any of its subsidiaries which represents at least a majority of the outstanding Shares (on a fully diluted basis), Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board so that the percentage of Parent's nominees on the Company Board equals the percentage of outstanding Shares beneficially owned by Parent, the Purchaser and their affiliates. The Company shall, upon request by the Purchaser, use its best efforts promptly either to increase the size of the Company Board or, at the Company's election, secure the resignations of incumbent directors, and shall cause Parent's designees to be so elected. Notwithstanding the foregoing, until the effective time of the Merger (the "Effective Time"), the Company will use its reasonable efforts to retain as members of the Company Board at least two directors who were directors of the Company on the date of the Merger Agreement; provided, that, subsequent to the purchase of and payment for Shares pursuant to the Offer, Parent will always have its designees represent at least a majority of the entire Company Board. The Company's obligation to appoint Parent's designees to the Company Board is subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Following the election of Parent's designees to the Company Board, any amendment of the Merger Agreement, any termination of the Merger Agreement by the Company, any extension of time for performance of any of the obligations of Parent or the Purchaser, or any waiver of any condition or any of the Company's rights thereunder may be effected only by the action of a majority of the directors of the Company then in office who were directors on the date of the Merger Agreement, which action shall be deemed to constitute the action of the full Company Board; provided, that, if there are no such directors, such actions may be effected by the majority vote of the entire Company Board.

     The Merger. The Merger Agreement provides that, subject to the terms and conditions thereof, the Purchaser will be merged with and into the Company, with the Company continuing as the surviving corporation (the "Surviving Corporation") and a wholly owned subsidiary of Parent. At Parent's election, the Merger may be restructured so that the Company is merged with or into Parent or any other direct or indirect subsidiary of Parent or so that any direct or indirect subsidiary of Parent other than the Purchaser is merged with and into the Company. At the Effective Time, each issued and outstanding Share (other than Shares owned by Parent, the Purchaser or any other wholly owned Subsidiary of Parent, Shares owned by the Company as treasury stock and Shares held by holders who perfect any available appraisal rights under the TBCA) shall be converted into the right to receive the Offer Price, without interest thereon, and each issued and outstanding share of common stock of the Purchaser shall be converted into and become one fully paid and nonassesable share of common stock of the Surviving Corporation.

     Treatment of Options. The Merger Agreement provides that Parent and the Company will take all actions necessary so that, immediately prior to the Effective Time, the Company shall pay to the holder of each option to purchase Shares, whether or not then vested or exercisable, which has been granted under the Company's stock option plans an amount equal to the product of (A) the excess, if any, of the Offer Price over the per share exercise price thereof and
(B) the number of Shares subject to such option. Each outstanding option will be cancelled as of the Effective Time and all plans, programs or arrangements of the Company providing for the issuance or grant of options or other interests in the capital stock of the Company will be terminated.

     Conditions. The respective obligations of each party to effect the Merger are subject to the satisfaction, on or prior to the closing of the Merger, of each of the following conditions: (a) the Merger Agreement and the Merger shall have been approved and adopted by the requisite vote of the holders of Common Stock if required by the TBCA and the Company Articles, in order to consummate the Merger; (b) no statute, rule, order, decree or regulation shall have been enacted or promulgated by any foreign or domestic government or any governmental agency or authority of competent jurisdiction which prohibits the consummation of the Merger and all foreign or domestic governmental consents, orders and approvals required for the consummation of the Merger and the transactions contemplated by the Merger Agreement shall have been obtained and shall be in effect at the Effective Time; (c) there shall be no order or injunction of a foreign or United States federal or state court or other governmental authority of competent jurisdiction in effect precluding, restraining, enjoining or prohibiting consummation of the Merger; and (d) Parent, the Purchaser or their affiliates shall have purchased Shares pursuant to the Offer.

     Shareholders' Meeting. Pursuant to the Merger Agreement, the Company shall, if required by applicable law in order to consummate the Merger, (i) duly call, give notice of, convene and hold a special meeting of its shareholders as soon as practicable following the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon the Merger Agreement; (ii) prepare and file with the Commission a preliminary proxy or information statement relating to the Merger and the Merger Agreement and shall use its reasonable efforts to (A) cause a definitive Proxy Statement to be mailed to its shareholders and (B) obtain the necessary approvals of the Merger and the Merger Agreement by its shareholders; and (iii) subject to the fiduciary obligations of the Company Board, the Company shall include in the Proxy Statement the recommendation of the Company Board that shareholders of the Company vote in favor of the approval of the Merger and the adoption of the Merger Agreement. In the event that Parent, the Purchaser or any other subsidiary of Parent shall acquire at least 90% of the outstanding Shares, pursuant to the Offer or otherwise, the parties shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of the Company's shareholders, in accordance with the TBCA and the NJBCA.

     Representations and Warranties. The Merger Agreement contains various representations and warranties of the parties thereto, including representations by the Company as to, among other things (i) organization and good standing,
(ii) capitalization, (iii) authorization, validity of the Merger Agreement and all required Company action taken with respect to the Offer and the Merger, (iv) required consents or approvals, (v) no material misstatements in filings made with the Commission or financial statements, (vi) absence of material adverse changes,(vii) no undisclosed liabilities, (viii) no misstatements or omissions of a material fact in the Proxy Statement or other filings with the Commission with respect to the Offer and the Merger, (ix) employee benefit plans and ERISA,
(x) litigation, (xi) interim conduct of businesses, (xii) compliance with environmental laws and regulations, (xiii) tax returns and tax liabilities,
(xiv) labor relations, (xv) compliance with all laws, (xvi) insurance, (xvii) material contracts, (xviii) valid title to, or leasehold interests in, all property, (xix) valid title to, or leasehold interests in, all equipment, (xx) all necessary permits and licenses, (xxi) intellectual property, (xxii) receipt of fairness opinion from financial advisor and (xxiii) vote required to approve the Merger. In addition, the Merger Agreement contains representations by Parent and the Purchaser as to, among other things, (i) organization and good standing,
(ii) authorization, validity of the Merger Agreement and all required action taken with respect to the Offer and the Merger, (iii) required consents or approvals, (iv) information in the Proxy Statement, (v) financing the Offer and the Merger and (vi) operations of the Purchaser.

     Interim Operations. Pursuant to the Merger Agreement, the Company has agreed that after the date of the Merger Agreement and prior to the time Parent's designees have been elected to, and constitute a majority of, the Company Board, unless Parent otherwise agrees in writing and except as otherwise contemplated by the Merger Agreement the business of the Company and each of its Subsidiaries shall be conducted only in the ordinary and usual course and, to the extent consistent therewith, each of the Company and its Subsidiaries shall use its best efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees, creditors and business partners. Without limiting the generality of the foregoing, during such period, the Company shall not, and shall not permit any of its Subsidiaries to:

          (a) sell, transfer or pledge any Common Stock, preferred stock of the Company or capital stock of any of its Subsidiaries beneficially owned by it, or split, combine or reclassify the outstanding Common Stock or any outstanding capital stock of any of its Subsidiaries;

          (b) except for those actions contemplated by the Merger Agreement, (i) amend its articles of incorporation or by-laws or similar organizational documents; (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock; (iii) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or any of its Subsidiaries, other than Shares reserved for issuance on the date of the Merger Agreement upon exercise of outstanding Rights pursuant to the Rights Agreement or issuances pursuant to the exercise of stock options outstanding on the date of the Merger Agreement; (iv) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any material assets other than in the ordinary and usual course of business and consistent with past practice, or incur or modify any material indebtedness or other liability, other than in the ordinary and usual course of business and consistent with past practice; or (v) redeem, purchase or otherwise acquire directly or indirectly more than 5,000 shares of its capital stock;

          (c)(i) grant any increase in the compensation payable or to become payable by the Company or any of its Subsidiaries to any of its executive officers or key employees or (A) adopt any new, or (B) amend or otherwise increase, or accelerate the payment or vesting of the amounts payable or to become payable under any existing, bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan agreement or arrangement; or (ii) enter into any employment or severance agreement with or, except in accordance with the existing written policies of the Company, grant any severance or termination pay to any officer, director or employee of the Company or any of its Subsidiaries;

          (d) modify, amend or terminate any of its material contracts or waive, release or assign any material rights or claims, except in the ordinary course of business and consistent with past practice;

          (e) permit any material insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Parent, except in the ordinary course of business and consistent with past practice;

          (f)(i) incur or assume any long-term debt, or except in the ordinary course of business, incur or assume any short-term indebtedness in amounts not consistent with past practice; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business and consistent with past practice; (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned Subsidiaries of the Company or customary loans or advances to employees in accordance with past practice); or (iv) except for commitments or transactions not in excess of $500,000, enter into any material commitment or transaction (including, but not limited to, any borrowing, capital expenditure or purchase, sale or lease of assets);

          (g) change any of the accounting principles used by it unless required by GAAP;

          (h) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, (x) in the ordinary course of business and consistent with past practice, properly reflected or reserved against in, the consolidated financial statements (or the notes thereto) as of and for the fiscal year ended March 31, 1998 of the Company and its consolidated Subsidiaries, (y) incurred since March 31, 1998 in the ordinary course of business and consistent with past practice or (z) which are legally required to be paid, discharged or satisfied (provided that if such claims, liabilities or obligations referred to in this clause (z) are legally required to be paid and are also not otherwise payable in accordance with clauses (x) or (y) above, the Company will notify Parent in writing if such claims, liabilities or obligations exceed, individually or in the aggregate, $500,000 in value, reasonably in advance of their payment) (except for reasonable, documented fees and expenses related to the Merger Agreement and the transactions contemplated thereby);

          (i) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

          (j) take, or agree to commit to take, any action that would make any representation or warranty of the Company contained herein inaccurate in any material respect at, or as of any time prior to, the Effective Time; and

          (k) enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

     Rights Agreement. Pursuant to the Merger Agreement, the Company has agreed that except for the Rights Amendment or amendments approved in writing by Parent or the Purchaser, the Company will not amend the Rights Agreement in any manner and that the Company will not redeem the rights unless such redemption is consented to in writing by Parent prior to such redemption.

     No Solicitation. Pursuant to the Merger Agreement, the Company has agreed that neither it nor any of its Subsidiaries or affiliates shall (and the Company shall use its best efforts to cause its and each of its Subsidiaries' officers, directors, employees, representatives and agents, including, but not limited to, investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, provide any information to, or enter into any agreement with, any corporation, partnership, person or other entity or group (other than Parent, any of its affiliates or representatives) concerning any merger, tender offer, exchange offer, sale of assets, sale of shares of capital stock or debt securities or similar transactions involving the Company or any Subsidiary, division or operating or principal business unit of the Company (an "Acquisition Proposal"). The Company has further agreed that it will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Notwithstanding the foregoing, the Company may, directly or indirectly, provide access and furnish information concerning its business, properties or assets to any corporation, partnership, person or other entity or group pursuant to appropriate confidentiality agreements, and may negotiate and participate in discussions and negotiations with such entity or group if (w) such entity or group has submitted an unsolicited bona fide written proposal to the Company Board relating to any such transaction, (x) such proposal provides for the acquisition for cash and/or publicly traded securities of all of the outstanding Shares, (y) the Company Board determines in good faith, after consultation with its independent financial advisor, that such proposal is financially superior to the Offer and the Merger and fully financed or reasonably capable of being financed, and (z) the Company Board determines in good faith, after consultation with independent legal counsel, that the failure to provide such information or access or to engage in such discussions or negotiations would violate their fiduciary duties to the Company's shareholders under applicable law. A proposal meeting all of the criteria in the preceding sentence is referred to in the Merger Agreement as a "Superior Proposal." Nothing contained in this section of the Merger Agreement shall prohibit the Company or the Company Board from taking and disclosing to the Company's shareholders a position with respect to a tender offer by a third party pursuant to Rules l4d-9 and l4e-2(a) promulgated under the Exchange Act. The Company has agreed to immediately notify Parent of any Acquisition Proposal, or if an inquiry is made, will keep Parent fully apprised of all developments with respect to any Acquisition Proposal, will immediately provide to Parent copies of any written materials received by the Company in connection with any Acquisition Proposal, discussion, negotiation or inquiry and the identify of the party making any Acquisition Proposal or inquiry or engaging in such discussion or negotiation. The Company has also agreed to promptly provide to Parent any non-public information concerning the Company provided to any other party which was not previously provided to Parent. The Company has agreed not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company is a party. Notwithstanding anything to the contrary contained in the Merger Agreement, except in connection with the valid termination of the Merger Agreement in connection with a Superior Proposal, the Company has agreed that neither the Company Board nor any committee thereof shall (i) withdraw, or modify or change in a manner adverse to Parent or the Purchaser, or propose to withdraw, or propose to modify or change in a manner adverse to Parent or the Purchaser, the approval or recommendation by the Company Board or any such committee thereof of the Offer, the Merger Agreement or the Merger, (ii) approve or recommend or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal.

     Directors' and Officers' Indemnification. The Merger Agreement provides that for six years after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company and its Subsidiaries (each an "Indemnified Party") against all losses, claims, damages, liabilities, fees and expenses (including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the written consent of the Parent or the Surviving Corporation)) in connection with any claim, suit, action, proceeding or investigation that is, in whole or in part, based on or arising out of the fact that such person is or was a director, officer, employee or agent of the Company or its Subsidiaries and arising out of actions or omissions occurring at or prior to the Effective Time, to the fullest extent permitted under Texas law.

     Disposition of Litigation. Under the terms of the Merger Agreement, each party to the Merger Agreement has agreed to a dismissal with prejudice of the Complaint (as defined herein) and any and all counterclaims asserted in connection with the Complaint, with each party bearing its own costs and expenses in connection therewith. The Company has also agreed that it will not settle any litigation currently pending, or commenced after the date hereof, against the Company or any of its directors by any shareholder of the Company relating to the Offer or the Merger Agreement, without the prior written consent of Parent.

     Consulting Agreements. Pursuant to the Merger Agreement, the Company has agreed to use its best efforts to cause Mr. Little, Mr. James J. Byerlotzer, Chief Operating Officer of the Company, and Mr. Joseph B. Eustace, Vice President of East Texas/Gulf Coast Region of the Company, to enter into definitive consulting agreements with Parent and the Purchaser on the terms set forth in the term sheets executed by Messrs. Little, Byerlotzer and Eustace. The term sheets provide that, in connection with the Merger, for a period of three years, Messrs. Little, Byerlotzer and Eustace will provide consulting services to Parent and the Purchaser (in the case of Mr. Little, estimated at less than 40 hours per month) for which they will receive annual compensation of $250,000, $100,000 and $75,000, respectively. The term sheets include covenants not to compete in certain businesses and the definitive agreements will include usual and customary terms, including terms relating to confidentiality of information and non-solicitation of employees.

     Termination. The Merger Agreement provides that it may be terminated or abandoned at any time prior to the Effective Time, whether before or after shareholder approval thereof:

          (a) by the mutual consent of the Parent Board and the Company Board.

          (b) by either of the Company Board or the Parent Board:

             (i) if Shares shall not have been purchased pursuant to the Offer on or prior to December 31, 1998; provided, however, that the right to terminate the Merger Agreement pursuant to this paragraph shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Purchaser to purchase Shares pursuant to the Offer on or prior to such date; or

             (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties shall use their reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

          (c) by the Company Board:

             (i) if, prior to the purchase of Shares pursuant to the Offer, the Company Board shall have withdrawn, or modified or changed in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger in order to approve and permit the Company to execute a definitive agreement providing for a Superior Proposal; provided that (A) at least five (5) business days prior to terminating the Merger Agreement pursuant to this paragraph the Company has provided Parent with written notice advising Parent that the Company Board has received a Superior Proposal that it intends to accept, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal, and (B) the Company shall have caused its financial and legal advisors to negotiate in good faith with Parent to make such adjustments in the terms and conditions of the Merger Agreement as would enable the Company to proceed with the transactions contemplated therein on such adjusted terms; and further provided that simultaneously with any termination of the Merger Agreement pursuant to this paragraph, the Company shall pay to Parent the Termination Fee (as defined below); and further provided that the Company may not terminate the Merger Agreement pursuant to this paragraph if the Company is in material breach of the Merger Agreement; or

             (ii) if, prior to the purchase of Shares pursuant to the Offer, Parent or the Purchaser breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained in the Merger Agreement or breaches its representations and warranties in any material respect; or

             (iii) if Parent or the Purchaser shall have terminated the Offer, or the Offer shall have expired, without Parent or the Purchaser, as the case may be, purchasing any Shares pursuant thereto; provided that the Company may not terminate the Merger Agreement pursuant to this paragraph if the Company is in material breach of the Merger Agreement; or

             (iv) if, due to an occurrence that if occurring after the commencement of the Offer would result in a failure to satisfy any of the conditions set forth in Annex A to the Merger Agreement, Parent, the Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; provided, that the Company may not terminate the Merger Agreement pursuant to this paragraph if the Company is in material breach of the Merger Agreement.

          (d) by the Parent Board:

             (i) if, due to an occurrence that if occurring after the commencement of the Offer would result in a failure to satisfy any of the conditions set forth in Annex A to the Merger Agreement, Parent, the Purchaser, or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; provided that Parent may not terminate this Agreement pursuant to this paragraph if Parent or the Purchaser is in material breach of the Merger Agreement; or

             (ii) if prior to the purchase of Shares pursuant to the Offer, the Company Board shall have withdrawn, or modified or changed in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger or shall have recommended an Acquisition Proposal or offer, or shall have executed an agreement in principle (or similar agreement) or definitive agreement providing for a tender offer or exchange offer for any shares of capital stock of the Company, or a merger, consolidation or other business combination with a person or entity other than Parent, the Purchaser or their affiliates (or the Company Board resolves to do any of the foregoing); provided that Parent may not terminate the Merger Agreement pursuant to this paragraph if Parent or the Purchaser is in material breach of the Merger Agreement; or

             (iii) if Parent or the Purchaser, as the case may be, shall have terminated the Offer, or the Offer shall have expired without Parent or the Purchaser, as the case may be, purchasing any Shares thereunder, provided that Parent may not terminate the Merger Agreement pursuant to this paragraph if it or the Purchaser has failed to purchase Shares in the Offer in violation of the material terms thereof or hereof.

     Effect of Termination; Termination Fee. The Merger Agreement provides that in the event of the termination of the Merger Agreement written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and the Merger Agreement shall forthwith become null and void, and there shall be no liability on the part of the Parent, the Purchaser or the Company except (A) for fraud or for intentional material breach of the Merger Agreement and (B) as set forth in this paragraph.

     Set forth below are the circumstances under which a Termination Fee (as defined below) is payable under the terms of the Merger Agreement. All references to paragraph numbers refer to the section entitled "Termination" above.

     If (w) the Company Board shall terminate the Merger Agreement pursuant to paragraph (c)(i), (x) the Parent Board shall terminate the Merger Agreement pursuant to paragraph (d)(ii), (y) the Company Board shall terminate the Merger Agreement pursuant to paragraph (b)(i) or paragraph (c)(iii) or the Parent Board shall terminate the Merger Agreement pursuant to paragraph (b)(i) or (d)(iii) and prior thereto there shall have been publicly announced another Acquisition Proposal or (z) the Parent Board shall terminate the Merger Agreement pursuant to paragraph (d)(i) or (d)(iii) in each case due to a material breach of the Merger Agreement by the Company, then in any such case as described in clause
(w), (x), (y) or (z) (each such case of termination being referred to as a "Trigger Event"), the Company shall pay to Parent (not later than one business day after such termination of the Merger Agreement or, in the case of any termination by the Company pursuant to paragraph (c)(i), simultaneously with such termination) an amount equal to $10 million (the "Termination Fee").

     The Merger Agreement provides that upon the termination of the Merger Agreement due to the occurrence of a Trigger Event, the Company agrees that, in addition to the payment of the Termination Fee referred to above, the Company shall promptly reimburse Parent for all actual, documented and reasonable out-of-pocket expenses incurred, or to be incurred by Parent, the Purchaser and their affiliates (including the fees and expenses of legal counsel, accountants, financial advisors, other consultants, financial printers and financing sources) ("Expenses") in connection with the Offer, the Merger and the consummation of the transactions contemplated by the Merger Agreement, in an amount not to exceed $5 million in the aggregate.

     The Merger Agreement also provides that if the Company shall terminate the Merger Agreement pursuant to paragraph (c)(ii), and the Company is not in material breach of the Merger Agreement at the time of such termination, or if the Purchaser fails to fund the purchase of Shares pursuant to the Offer as a result of its failure to secure financing for the Offer and the Merger pursuant to the Financing Commitment and/or the Proposed Bridge Arrangements or otherwise secure financing, Parent shall pay to the Company (not later than one business day after such termination) an amount equal to the Termination Fee, together with an amount not to exceed $5 million as reimbursement to the Company for its actual, documented and reasonable out-of-pocket Expenses.

     Fees and Expenses. Except as set forth above, whether or not the Merger is consummated, the Merger Agreement provides that all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses.

THE CONFIDENTIALITY AGREEMENT

     The following is a summary of certain provisions of the Confidentiality Agreement, dated August 8, 1998 between the Company, Parent and the Purchaser (the "Confidentiality Agreement"). The following summary of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Confidentiality Agreement, which is filed as Exhibit (c)(2) to the Schedule 14D-1 and incorporated herein by reference. The Confidentiality Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 7 of this Offer to Purchase.

     The Confidentiality Agreement contains customary provisions pursuant to which, among other matters, the parties have agreed to keep confidential all nonpublic, confidential or proprietary information furnished to each party relating to the Company or Parent, as the case may be, subject to certain exceptions (the "Confidential Information"), and to use the Confidential Information solely in connection with the evaluation of a possible negotiated transaction between the parties.

11. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY.

     General. The purpose of the Offer, the Merger and the Merger Agreement is to enable Parent to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected. The purpose of the Merger is to acquire all Shares not beneficially owned by the Purchaser following consummation of the Offer.

     Plans for the Company. Parent is conducting a detailed review of the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and will consider, subject to the terms of the Merger Agreement, what, if any, changes would be desirable in light of the circumstances existing upon completion of the Offer. Such changes could include changes in the Company's business, corporate structure, capitalization, board of directors, management or dividend policy, although, except as disclosed in this Offer to Purchase, Parent has no current plans with respect to any of such matters. In addition, in connection with the Merger, Parent is considering a plan whereby the Company would be merged with and into Parent.

     Parent anticipates that the Merger should result in cost savings in excess of $10 million per year from, among other things, greater efficiencies in operations and business processes and increased economies of scale. Parent's projections regarding cost savings and its other plans regarding the Company after consummation of the Merger are forward-looking statements. For a discussion of factors regarding forward-looking statements, see Section 7.

     Except as indicated in this Offer to Purchase, the Purchaser has no present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries or any material change in the Company's capitalization or dividend policy or any other material changes in the Company's corporate structure or business, or the composition of the Board or management.

     Shareholder Approval. In general, the TBCA provides that the approval of a company's Board of Directors and the affirmative vote of the holders of two-thirds of the outstanding shares of common stock, unless a company's articles of incorporation provide for a different percentage, are required to adopt and approve a merger agreement and the transactions contemplated thereby. The Company Articles provide that for all matters requiring approval by two-thirds of the Company's shareholders under the TBCA, such matters shall be deemed to be approved upon the affirmative vote of the holders of a majority of Shares. In addition, the Company has represented in the Merger Agreement that the Company Board has approved the Merger Agreement and the transactions contemplated thereby and the Merger Agreement has been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of the Merger by the Company's shareholders in accordance with the TBCA and the Company Articles. The Company has also represented that the affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger. Therefore, if the Purchaser acquires, through the Offer or otherwise, voting power with respect to at least a majority of the outstanding Shares (which would be the case if the Minimum Condition is satisfied and the Purchaser were to accept for payment Shares tendered pursuant to the Offer), the Purchaser would have sufficient voting power to effect the Merger without the vote of any other shareholders.

     "Short Form" Merger. The TBCA provides that if a parent corporation owns 90% or more of each class of outstanding shares of another corporation, a merger between the two corporations can be effected without any action or vote by the shareholders of either corporation. Accordingly, if the Purchaser acquires at least 90% or more of the outstanding Shares pursuant to the Offer or otherwise, the Purchaser will be able to approve the Merger without a vote of the Company's shareholders. In such event, under the terms of the Merger Agreement, the parties have agreed to take all appropriate action to cause the Merger to become effective as soon as practicable after such acquisition. If the Purchaser does not acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise, a significantly longer time may be required to effect a Merger because a vote of the Company's shareholders would be required under the TBCA.

     Texas Business Combination Statute. Article 13.03 of the TBCA, in general, prohibits a Texas corporation such as the Company from engaging in a "Business Combination" (defined as a variety of transactions, including mergers, as set forth below) with an "Affiliated Shareholder" (defined generally as a person that is the beneficial owner of 20% or more of a corporation's outstanding voting stock) for a period of three years following the date that such person became an Affiliated Shareholder unless (a) prior to the date such person became an Affiliated Shareholder, the board of directors of such corporation approved either the Business Combination or the transaction that resulted in the shareholder becoming an Affiliated Shareholder or (b) not less than six months after the date such person becomes an Affiliated Shareholder, the Business Combination is approved, at a meeting of shareholders and not by written consent, duly called for that purpose, by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the Affiliated Shareholder (or the affiliates or associates of the Affiliated Shareholder).

     The Company has represented in the Merger Agreement that the provisions of
Article 13.03 are not applicable to any of the transactions contemplated by the Merger Agreement, including the Merger and the purchase of Shares in the Offer.

     Appraisal Rights and "Going Private" Transactions. No appraisal rights are available in connection with the Offer. Under Article 5.11 of the TBCA, shareholders will have the right to elect to dissent from the Merger and receive a judicial determination and payment of the "fair value" (excluding any element of value arising from the accomplishment or expectation of the Offer and Merger) of their Shares, provided that the applicable statutory procedures under the TBCA are followed. The value so determined could be the same as, or more or less than, the price per Share offer pursuant to the Offer and the Merger. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going-private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger and the consideration offered to minority shareholders be filed with the Commission and distributed to minority shareholders before the consummation of any such transaction.

     The purchase of a substantial number of Shares pursuant to the Offer may result in the termination, upon application of the Company to the Commission, of the Company's registration under the Exchange Act. See Section 13.

     12. DIVIDENDS AND DISTRIBUTIONS. The Merger Agreement provides that neither the Company nor any of its Subsidiaries shall: (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock; (ii) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its Subsidiaries, other than Shares reserved for issuance on August 11, 1998 pursuant to the exercise of outstanding Rights pursuant to the Rights Agreement or issuances pursuant to the exercise of options outstanding on August 11, 1998; (iii) redeem, purchase or otherwise acquire, directly or indirectly, more than 5,000 Shares of its capital stock.

     13. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; NYSE LISTING AND EXCHANGE ACT REGISTRATION. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NYSE for continued listing. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, (i) the number of record holders of at least 100 shares should fall below 1,200, (ii) the number of publicly held Shares (exclusive of holdings of officers, directors, members of their immediate families and other concentrated holdings of 10% or more) should fall below 600,000 or (iii) the aggregate market value of publicly held Shares should fall below $5,000,000. If the NYSE were to delist the Shares, it is possible that the Shares would trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or through NASDAQ or other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of shareholders and/or the aggregate market value of such Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or lesser than the price offered pursuant to the Offer.

     The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers.

     The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Shares. The termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with shareholders' meetings pursuant to Section 14(a), and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Company. See Section 11. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities". The Purchaser intends to seek to cause the Company to make an application for termination of registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of the registration of the Shares are met.

     14. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate the Offer as to any Shares not then paid for if (i) any applicable waiting period under the HSR Act has not expired or terminated, (ii) the Minimum Condition has not been satisfied, (iii) the Rights Agreement shall not have been amended in a manner which renders the Rights inoperative with respect to any acquisition of Shares by Parent or the Purchaser, (iv) Purchaser has not received funds under the Commitment Letter to enable the Purchaser to purchase all Shares outstanding pursuant to the Offer and the Merger or has not obtained a definitive financing commitment on terms substantially similar to those contained in either of the Proposed

Bridge Arrangements or (v) at any time on or after August 11, 1998 and before the time of payment for any such Shares, any of the following events shall occur or shall be determined by the Purchaser to have occurred:

          (a) there shall have been any action taken, or any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or applicable to the Offer or the Merger by any domestic or foreign federal or state governmental regulatory or administrative agency or authority or court or legislative body or commission which directly or indirectly (l) prohibits, or imposes any material limitations on, Parent's or the Purchaser's ownership or operation (or that of any of their respective Subsidiaries (as defined in the Merger Agreement) or affiliates) of all or a material portion of their or the Company's businesses or assets, or compels Parent or the Purchaser or their respective Subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective Subsidiaries, in each case taken as a whole, (2) prohibits, or makes illegal the acceptance for payment, payment for or purchase of Shares or the consummation of the Offer or the Merger, (3) results in the delay in or restricts the ability of the Purchaser, or renders the Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares, (4) imposes material limitations on the ability of the Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's shareholders, or (5) otherwise materially adversely affects the consolidated financial condition, businesses or results of operations of the Company and its Subsidiaries, taken as a whole;

          (b) there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities on the NYSE for a period in excess of three hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (3) a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (4) any limitation (whether or not mandatory) by any foreign or United States governmental authority on the extension of credit by banks or other financial institutions, (5) any decline in either the Dow Jones Industrial Average or the Standard & Poor's Index of 500 Industrial Companies by an amount in excess of 20% measured from the close of business on August 11, 1998 or (6) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

          (c) the representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct as of the date of consummation of the Offer as though made on or as of such date, and the failure to be true and correct has or is reasonably likely to have a material adverse effect on the Company, except (i) for changes specifically permitted by the Merger Agreement and (ii) those representations and warranties that address matters only as of a particular date are true and correct as of such date, or the Company shall have breached or failed in any material respect to perform or comply with any obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by it and such failure shall have or be reasonably likely to have a material adverse effect on the Company;

          (d) the Merger Agreement shall have been terminated in accordance with its terms;

          (e) (i) it shall have been publicly disclosed or Parent or the Purchaser shall have otherwise learned that any person, entity or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent or its affiliates or any group of which any of them is a member, shall have acquired beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of more than 14.9% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted an option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 14.9% of any class or series of capital stock of the Company (including the Shares); or (ii) any person or group shall have entered into a definitive agreement or agreement in principle with the Company with respect to a merger, consolidation or other business combination with the Company; or

          (f) the Company Board shall have withdrawn, or modified or changed in a manner adverse to Parent or the Purchaser (including by amendment of the Schedule 14D-9) its recommendation of the Offer, the Merger Agreement, or the Merger, or recommended another proposal or offer, or shall have resolved to do any of the foregoing;

which in the sole judgment of Parent or the Purchaser, in any such case, and regardless of the circumstances (including any action or inaction by Parent or the Purchaser giving rise to such condition) makes it inadvisable to proceed with the Offer or with such acceptance for payment or payments.

     The foregoing conditions are for the sole benefit of the Purchaser and Parent and may be waived by Parent or the Purchaser, in whole or in part at any time and from time to time in the sole discretion of Parent or the Purchaser. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

15. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

     General. Except as otherwise disclosed herein, based on information provided by the Company, none of the Company, the Purchaser or Parent is aware of (i) any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by the Purchaser pursuant to the Offer or the Merger or (ii) any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign that would be required for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser and Parent currently contemplate that such approval or action would be sought. While, except as otherwise described in this Offer to Purchase, the Purchaser does not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company or the Purchaser or that certain parts of the businesses of the Company or the Purchaser might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See
Section 14.

     Antitrust Compliance. Under the HSR Act, and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied.

     A Notification and Report Form with respect to the Offer is expected to be filed under the HSR Act on or about August 17, 1998, and if filed on such date, the waiting period with respect to the Offer under the HSR Act will expire at 11:59 p.m., New York City time, on August 31, 1998. Before such time, however, either the FTC or the Antitrust Division may extend the waiting period by requesting additional information or material from the Purchaser. If such request is made, the waiting period will expire at 11:59 p.m., New York City time, on the tenth calendar day after the Purchaser has substantially complied with such request. Thereafter, the waiting period may be extended only by court order or with the Purchaser's consent.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by the Purchaser pursuant to the Offer. At any time before or after the purchase of Shares pursuant to the Offer by the Purchaser, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by the Purchaser or the divestiture of substantial assets of the Purchaser, the Company or their respective affiliates. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to the Purchaser relating to the businesses in which the Purchaser, the Company and their respective affiliates are engaged, the Purchaser believes that the Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result would be. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation.

     State Takeover Statutes. The Company is incorporated under the laws of the State of Texas. In general, Article 13.03 of the TBCA prohibits a Texas corporation such as the Company from engaging in a "Business Combination" (defined as a variety of transactions, including mergers, as set forth below) with an "Affiliated Shareholder" (defined generally as a person that is the beneficial owner of 20% or more of a corporation's outstanding voting stock) for a period of three years following the date that such person became an Affiliated Shareholder unless (a) prior to the date such person became an Affiliated Shareholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the shareholder becoming an Affiliated Shareholder or (b) not less than six months after, the date such person became an Affiliated Shareholder, the Business Combination is approved, at a meeting of shareholders and not by written consent, duly called for that purpose, by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the Affiliated Shareholder (or the affiliates or associates of the Affiliated Shareholder). Because the Company Board has approved the Offer and the Merger, Article 13.03 of the TBCA is inapplicable to the Offer and the Merger.

     A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, shareholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law, and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without the prior approval of the remaining shareholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of shareholders in the state and were incorporated there.

     The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. The Purchaser does not know whether any of these laws will, by their terms, apply to the Offer and the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, the Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer and the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment any Shares tendered. See Section 14.

     Certain Litigation. On August 5, 1998, the Purchaser filed a complaint (the "Complaint") against the Company and the current members of the Company Board in the United States District Court for the Western District of Texas, Midlands/Odessa Division. The Complaint seeks among other things, declaratory and injunctive relief declaring the "dead-hand provision" of the Rights Agreement illegal under Texas law and enjoining the Company Board from amending such provision and enjoining the Company from taking any action intended to or that would thwart or otherwise interfere with the then-announced offer to purchase Shares at $14.00 per Share and the then-announced intention to solicit authorizations to call a special meeting of shareholders and to solicit proxies therefor. The Complaint also seeks to enjoin the Company Board from taking any action in furtherance of the Company's acquisition of Hellums. Pursuant to the Merger Agreement, the parties have agreed to dismiss the Complaint and all counterclaims asserted thereto, with prejudice, immediately prior to the time Parent's designees constitute a majority of the Company Board following consummation of the Offer.

     16. FEES AND EXPENSES. Except as set forth below, the Purchaser will pay no fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

     Bear Stearns is acting as Dealer Manager in connection with the Offer and as financial advisor to Parent in connection with the proposed acquisition of the Company. In connection with the Offer, Parent has agreed to pay Bear Stearns for its services $350,000 upon the commencement of the Offer and 0.8750% of the Company's Enterprise Value (as defined in the engagement letter between Parent and Bear Stearns (the "Engagement Letter")) if a Transaction (as defined in the Engagement Letter) is consummated following commencement of the Offer. Parent has also agreed to pay Bear Stearns 20% of any profits Parent realizes upon the sale of Shares beneficially owned by Parent or the Purchaser in the event a Transaction is not consummated. Parent has also agreed to reimburse Bear Stearns (in its capacity as Dealer Manager and financial advisor) for its reasonable out-of-pocket expenses, including the fees and expenses of its legal counsel, incurred in connection with its engagement, and to indemnify Bear Stearns and certain related persons against certain liabilities and certain expenses in connection with their engagement, including certain liabilities under the federal securities laws. Bear Stearns renders various investment banking and other advisory services to Parent and its affiliates and is expected to continue to render such services, for which it has received and will continue to receive customary compensation from Parent and its affiliates.

     Dain Rauscher Wessels ("Dain Rauscher") is providing financial advisory services to Parent in connection with Parent's proposed acquisition of the Company. Parent has paid Dain Rauscher a retainer fee of $100,000 and has agreed to pay Dain Rauscher $500,000 if a Transaction (as defined in the engagement letter between Parent and Dain Rauscher) is consummated with the Company. Parent has agreed to reimburse Dain Rauscher for its reasonable out-of-pocket expenses. Parent has also agreed to indemnify Dain Rauscher and certain related persons against certain liabilities and certain expenses in connection with their engagement, including certain liabilities under the federal securities laws. Dain Rauscher renders various investment banking and other advisory services to Parent and its affiliates and is expected to continue to render such services, for which it has received and will continue to receive customary compensation from Parent and its affiliates.

     Parent has retained Innisfree M&A Incorporated ("Innisfree") for advisory services in connection with the Offer, for which Innisfree will receive reasonable and customary compensation, together with reimbursement for its reasonable out-of-pocket expenses. Parent has also agreed to indemnify Innisfree against certain liabilities and expenses, including liabilities and expenses under federal securities laws.

     Abernathy McGregor Frank will perform certain public relations consulting services for Parent in connection with the Offer, for which it will receive reasonable and customary compensation.

     In addition, The Bank of New York has been retained as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering material to their customers.

     17. MISCELLANEOUS. The Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, the Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, the Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR THE PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Parent and the Purchaser have filed with the Commission the Schedule 14D-1, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer and may file amendments thereto. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 7 (except that they will not be available at the regional offices of the Commission).

                           Midland Acquisition Corp.

August 17, 1998

                                   SCHEDULE I

               INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
                      OFFICERS OF PARENT AND THE PURCHASER

     Directors and Executive Officers of Parent and the Purchaser. Set forth below is the name, current business address, citizenship and the present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of Parent and the Purchaser. The principal address of Parent and the Purchaser and, unless otherwise indicated below, the current business address for each individual listed below is Two Tower Center, 20th Floor, East Brunswick, New Jersey 08816. Directors of Parent are identified by an asterisk. Unless otherwise indicated, each such person is a citizen of the United States and each occupation set forth opposite the individual's name refers to employment with Parent.

                   DIRECTORS AND EXECUTIVE OFFICERS OF PARENT

NAME AND CURRENT BUSINESS          PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL
         ADDRESS                        POSITIONS HELD DURING THE PAST FIVE YEARS
-------------------------          ----------------------------------------------------
Francis D. John*               Chairman of the Board since August 1996 and Chief Executive
                               Officer and President since October 1989; Chief Financial
                               Officer from October 1989 through July 1997; Director of the
                               Purchaser.

David J. Breazzano*            Principal, DDJ Capital Management, LLC, an investment
                               management firm, since 1996; Vice President and Portfolio
                               Manager at Fidelity Investments from 1990 to 1996; Director of Waste Systems International since June 1997.

Kevin P. Collins*              Managing Member of the Old Hill Company, L.L.C. since 1997;
                               principal of JHP Enterprises, Ltd., a provider of financial advisory services, from 1992 to 1997; Director of the
                               Company from September 1994 to March 1996.

William Manly*                 Retired; Executive Vice President of Cabot Corporation from
                               1978 through 1986; Director of Metallamics, Inc. and Forge
                               Performance Products, Inc.

W. Phillip Marcum*             President and Chief Executive Officer of Marcum Natural Gas
                               Services, Inc. since 1991; Director of WellTech, Inc. from
                               1994 through 1996 (acting Chairman from October 1995 through
                               March 1996).

Morton Wolkowitz*              Private investor since 1989.

Kenneth V. Huseman             Executive Vice President since March 1996 and Chief
                               Operating Officer since August 1996; Mid-Continent Regional
                               President of WellTech, Inc. from August 1994 to March 1996 and Vice President and Mid-Continent Regional Manager of
                               WellTech, Inc. from April 1993 to August 1994; Vice
                               President and Treasurer of the Purchaser.

Stephen E. McGregor            Executive Vice President and Chief Financial Officer since
                               July 1997; Senior Advisor to BT Wolfensohn from July 1995 to
                               July 1997; President and Member of Pacific Century Group
                               L.L.C. from September 1993 until July 1995; President and
                               Chief Executive Officer of the Purchaser.

Danny R. Evatt                 Vice President and Chief Accounting Officer since July 1995 and the Treasurer since July 1990.

               DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER

NAME AND CURRENT BUSINESS          PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL
         ADDRESS                        POSITIONS HELD DURING THE PAST FIVE YEARS
-------------------------          ----------------------------------------------------

Stephen E. McGregor            President and Chief Executive Officer of the Purchaser;
                               Executive Vice President and Chief Financial Officer of
                               Parent since July 1997; Senior Advisor to BT Wolfensohn from
                               July 1995 to July 1997; President and Member of Pacific
                               Century Group L.L.C. from September 1993 until July 1995.

Francis D. John                Director of the Purchaser; Chairman of the Board of Parent
                               since August 1996 and Chief Executive Officer and President since October 1989; Chief Financial Officer of Parent from
                               October 1989 through July 1997.

Kenneth V. Huseman             Vice President and Treasurer of the Purchaser; Executive
                               Vice President of Parent since March 1996 and Chief
                               Operating Officer since August 1996; Mid-Continent Regional
                               President of WellTech, Inc. from August 1994 to March 1996 and Vice President and Mid-Continent Regional Manager of
                               WellTech, Inc. from April 1993 to August 1994.

                BENEFICIAL OWNERSHIP OF SHARES BY DIRECTORS AND
                 EXECUTIVE OFFICERS OF PARENT AND THE PURCHASER

                                                                 SHARES
                                                              BENEFICIALLY
NAME                                                             OWNED
----                                                          ------------
Kevin P. Collins, Director of Parent........................     9,354
W. Phillip Marcum, Director of Parent.......................     6,054

                                  SCHEDULE II

                 TRANSACTIONS IN SHARES DURING THE PAST 60 DAYS
                        BY PARENT AND THE PURCHASER (1)

TRANSACTION DATE   SHARES ACQUIRED   PRICE PER SHARE (2)
----------------   ---------------   -------------------
    7/30/98(3)          100               $  13.63
    7/31/98(3)          100               $  13.63
    7/31/98(4)          100               $  13.69

---------------
(1) All transactions were effected through open market purchases by Parent or the Purchaser, as designated in this Schedule II, other than 15,000 Shares which were transferred from Parent to the Purchaser as a capital contribution on August 3, 1998.

(2) All prices are exclusive of commissions.

(3) Transaction effected by Parent.

(4) Transaction effected by the Purchaser.

     Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for the Shares and any other required documents should be sent by each shareholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                        The Depositary for the Offer is:

                              THE BANK OF NEW YORK

           By Mail:                  Facsimile Transmission:       By Hand or Overnight Courier:
                                   (for Eligible Institutions
                                              Only)
                                         (212) 815-6213
 Tender & Exchange Department                                      Tender & Exchange Department
        P.O. Box 11248                                                  101 Barclay Street
     Church Street Station                                          Receive and Deliver Window
 New York, New York 10286-1248                                       New York, New York 10286
                                   For Confirmation Telephone:
                                         (800) 507-9357

     Any questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                           INNISFREE M&A INCORPORATED

                               501 Madison Avenue
                                   20th Floor
                            New York, New York 10022
                         Call Toll Free (888) 750-5834
                                       or
                Banks and Brokers Call: (212) 750-5833 (Collect)

                      The Dealer Manager for the Offer is:

                            BEAR, STEARNS & CO. INC.

                                245 Park Avenue
                            New York, New York 10167
                           (888) 933-8901 (Toll Free)